News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2012 RESULTS

Philadelphia, PA - July 18, 2012. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2012.

Second Quarter Highlights

•	Income per diluted share $0.89; Before Certain Items $0.84

•	New plants in Ziyang, China and Osmaniye, Turkey commercialized in second quarter

•	Global beverage can volumes up 5% in Q2, 6% YTD

Net sales in the second quarter were $2,184 million compared to $2,281 million in the second quarter of 2011, including a decrease of $101 million due to unfavorable currency translation.

Second quarter gross profit was $340 million compared to $371 million in the 2011 second quarter, reflecting reduced European profits, the result of lower customer demand and production activity for three-piece steel products and $13 million of unfavorable foreign currency translation.

Selling and administrative expense decreased to $90 million in the second quarter compared to $100 million in the prior year second quarter including a $4 million reduction due to foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) was $250 million in the second quarter compared to $271 million in the second quarter of 2011 due to lower European profits and $9 million of unfavorable foreign currency translation. Segment income was 11.4% of net sales compared to 11.9% in the second quarter of 2011.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased with overall performance in the second quarter in the context of challenging European economic and weather conditions. In the Americas and Asia we continued to perform well. Importantly, the results demonstrate the benefit of our product and geographic diversity. Globally, beverage can volumes grew 5%, driven by our emerging market capacity expansion program over the last few years.

“During the quarter, we commercialized new beverage can plants in Ziyang, China and Osmaniye, Turkey, completed the expansion of our Ho Chi Minh City, Vietnam plant and began commercial production of beverage can ends at our new plant in Heshan, China. Commercial production of beverage cans in Heshan will commence in the third quarter. In May, we announced a new beverage can plant in Sihanoukville, Cambodia which is expected to be operational in the 2013 third quarter. All of these projects are to meet customer demand in these growing markets. Equally important, we are committed to the conservative deployment of capital and remain focused on the opportunities and challenges in our markets around the world,” Mr. Conway stated.

Interest expense in the second quarter was $55 million compared to $60 million in the second quarter of 2011. The decrease includes $2 million of foreign currency translation.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings in the second quarter rose to $134 million over the $129 million in the second quarter last year. Income per diluted share increased to $0.89 in the second quarter compared to $0.83 in the second quarter of 2011. Net income per diluted share before certain items was $0.84 in both 2012 and 2011.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Six Month Results
Net sales for the first six months of 2012 were $4,131 million compared to $4,163 million in the first six months of 2011, reflecting $137 million of unfavorable foreign currency translation offset by increased global sales unit volumes.

Gross profit for the six month period was $627 million compared to $663 million in the first six months of 2011. The reduced gross profit reflects inventory holdings gains from the first quarter of 2011 that did not recur in 2012 and $17 million of unfavorable foreign currency translation.

Selling and administrative expense for the six month period was $196 million compared to $202 million for the same 2011 period and includes a decrease of $6 million from foreign currency translation.

Segment income in the first half of 2012 was $431 million compared to $461 million in the first six months of 2011. The decrease in 2012 was primarily due to 2011 inventory holding gains and $11 million of unfavorable foreign currency translation.

Interest expense for the first six months of 2012 was $113 million compared to $116 million in the same period of 2011, reflecting a $2 million decrease from foreign currency translation.

Net income attributable to Crown Holdings for the first six months of 2012 was $203 million compared to $145 million in the first six months of 2011. Income per diluted share for the first six months of 2012 were $1.35 compared to $0.93 in the first half of last year. Net income per diluted share before certain items was $1.30 compared to $1.32 in 2011.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income per diluted share before certain items does not conform to U.S. GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income per diluted share before certain items can be used to evaluate the Company's operations. Segment income, free cash flow, net income before certain items and income per diluted share before certain items are derived from the Company's Consolidated Statements of Operations and Cash Flows, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income per diluted share before certain items can be found within this release.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, July 19, 2012 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company's web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 26. The telephone numbers for the replay are (402) 220-3075 or toll free (800) 925-0851.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the level of future customer demand for the Company's products in emerging and developed markets and the Company's ability to successfully commercialize new production capacity in China and Cambodia, to conservatively and effectively deploy capital in the Company's emerging market expansion program and to perform in challenging European economic and weather conditions that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2011 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President - Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$2,184	$2,281	$4,131	$4,163
Cost of products sold	1,799	1,865	3,417	3,415
Depreciation and amortization	45	45	87	85
Gross profit (1)	340	371	627	663
Selling and administrative expense	90	100	196	202
Provision for restructuring	3		3	25
Asset impairments and sales	(10)		(10)
Loss from early extinguishment of debt		2		32
Interest expense	55	60	113	116
Interest income	(1)	(2)	(3)	(6)
Translation and foreign exchange adjustments	(5)	1	(2)	1
Income before income taxes	208	210	330	293
Provision for income taxes	51	54	83	95
Net income	157	156	247	198
Net income attributable to noncontrolling interests	(23)	(27)	(44)	(53)
Net income attributable to Crown Holdings	$134	$129	$203	$145
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.91	$0.85	$1.37	$0.94
Diluted	$0.89	$0.83	$1.35	$0.93

Weighted average common shares outstanding:
Basic	147,982,915	152,344,400	147,898,294	153,470,969
Diluted	150,451,173	155,486,354	150,348,434	156,607,199
Actual common shares outstanding	148,907,165	151,086,014	148,907,165	151,086,014

(1)	A reconciliation from gross profit to segment income is found on the following page.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and six months ended June 30, 2012 and 2011 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gross profit	$340	$371	$627	$663
Selling and administrative expense	90	100	196	202
Segment income	$250	$271	$431	$461

Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2012	2011	2012	2011

Americas Beverage	$593	$591	$1,127	$1,103
North America Food	213	217	413	405
European Beverage	472	500	834	840
European Food	434	509	836	931
European Specialty Packaging	97	119	187	219
Total reportable segments	1,809	1,936	3,397	3,498
Non-reportable segments	375	345	734	665
Total net sales	$2,184	$2,281	$4,131	$4,163

Segment Income

Americas Beverage	$78	$77	$147	$140
North America Food	41	38	73	66
European Beverage	64	70	106	115
European Food	47	63	87	115
European Specialty Packaging	10	12	11	19
Total reportable segments	240	260	424	455
Non-reportable segments	54	55	107	112
Corporate and other unallocated items	(44)	(44)	(100)	(106)
Total segment income	$250	$271	$431	$461

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income attributable to Crown Holdings, as reported	$134	$129	$203	$145
Items, net of tax:
Provision for restructuring (1)	2		2	24
Asset impairments and sales (2)	(10)		(10)
Loss from early extinguishment of debt (3)		1		20
Income taxes (4)				17
Net income before the above items	$126	$130	$195	$206

Income per diluted common share as reported	$0.89	$0.83	$1.35	$0.93
Income per diluted common share before the above items	$0.84	$0.84	$1.30	$1.32

Effective tax rate as reported	24.5%	25.7%	25.2%	32.4%
Effective tax rate before the above items	25.9%	25.9%	26.0%	26.0%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company's ongoing business.

(1)
In the second quarter of 2012, the Company recorded restructuring charges of $3 million ($2 million, net of tax or $0.01 per diluted share) in the Americas and Europe. In the first quarter of 2011, the Company recorded restructuring charges of $25 million ($24 million, net of tax, or $0.15 per diluted share) primarily related to the relocation of its European Division headquarters from France to Switzerland.

(2)
In the second quarter of 2012, the Company recorded gains on asset sales of $10 million ($10 million, net of tax or $0.06 per diluted share) primarily related to insurance proceeds received for property damage incurred in the 2011 flooding in Thailand.

(3)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015. In the second quarter of 2011, the Company recorded a loss of $2 million ($1 million, net of tax, or $0.01 per diluted share) primarily in connection with the redemption of its first priority senior secured notes due September 2011.

(4)	In the first quarter of 2011, the Company recorded a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation of its European Division headquarters.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2012	2011
Assets
Current assets
Cash and cash equivalents	$230	$421
Restricted cash		125
Receivables, net	1,194	1,323
Inventories	1,272	1,537
Prepaid expenses and other current assets	213	193
Total current assets	2,909	3,599

Goodwill	1,944	2,069
Property, plant and equipment, net	1,800	1,746
Other non-current assets	571	645
Total	$7,224	$8,059

Liabilities and equity
Current liabilities
Short-term debt	$185	$272
Current maturities of long-term debt	113	180
Accounts payable and accrued liabilities	1,979	2,258
Total current liabilities	2,277	2,710

Long-term debt, excluding current maturities	3,493	3,424
Other non-current liabilities	1,443	1,654

Noncontrolling interests	238	341
Crown Holdings shareholders' deficit	(227)	(70)
Total equity	11	271
Total	$7,224	$8,059

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Six Months Ended June 30,	2012	2011

Cash flows from operating activities
Net income	$247	$198
Depreciation and amortization	87	85
Provision for restructuring	3	25
Asset impairments and sales	(10)
Pension expense	49	49
Pension contributions	(51)	(37)
Stock-based compensation	12	12
Working capital changes	(552)	(606)
Deferred taxes and other	(1)	27
Net cash used for operating activities (A)	(216)	(247)

Cash flows from investing activities
Capital expenditures	(139)	(184)
Insurance proceeds	23
Proceeds from sale of assets	2	2
Change in restricted cash		(125)
Other	(14)
Net cash used for investing activities	(128)	(307)

Cash flows from financing activities
Net change in debt	284	742
Common stock repurchased	(7)	(212)
Dividends paid to noncontrolling interests	(38)	(38)
Other, net	(1)	2
Net cash provided by financing activities	238	494

Effect of exchange rate changes on cash and cash equivalents	(6)	18

Net change in cash and cash equivalents	(112)	(42)
Cash and cash equivalents at January 1	342	463

Cash and cash equivalents at June 30	$230	$421

(A)Free cash flow is defined by the Company as net cash provided by/(used for) operating activities less capital expenditures. A reconciliation from net cash provided by/(used for) used for operating activities to free cash flow for the three and six months ended June 30, 2012 and 2011 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net cash provided by/(used for) operating activities	$173	$70	$(216)	$(247)
Premiums paid to retire debt early		2		27
Adjusted net cash provided by/(used for) operating activities	173	72	(216)	(220)
Capital expenditures	(77)	(81)	(139)	(184)
Insurance proceeds from Thailand flooding			23
Free cash flow	$96	$(9)	$(332)	$(404)